Dated August 4, 2020
INTEGER HOLDINGS CORPORATION

Director Compensation Policy
Each non-employee member (each, an “Outside Director”) of the Board of Directors (the “Board”) of Integer Holdings Corporation (the “Company”) shall receive compensation effective as of the beginning of fiscal year 2020 made up of cash and equity as follows:
Annual Cash Retainer
The annual cash retainer payable to each Outside Director for service on the Board shall be $70,000 (“Annual Cash Retainer”). The Annual Cash Retainer will be paid in arrears on the last business day of each quarter in the Company’s fiscal year in an amount equal to one-fourth of the Annual Cash Retainer. An Outside Director serving less than a full fiscal quarter will receive a prorated portion of the Annual Cash Retainer based upon the number of months of service in the applicable fiscal quarter.
Annual Equity Retainer
Each Outside Director also will be eligible for an annual equity retainer (“Annual Equity Retainer”) consisting of restricted stock units (“RSUs”). The Annual Equity Retainer shall be granted, as of the date of the annual meeting for the election of directors of the Company (the “Annual Meeting”), to each Outside Director elected or re-elected at the Annual Meeting. The Annual Equity Retainer shall be equal in value to $170,000, and the number of RSUs to be granted shall be determined using the closing price of Company common stock as of the close of business on the grant date. The Annual Equity Retainer shall vest in four equal installments, with the first installment vesting on the three-month anniversary of the grant date, the second installment vesting on the six-month anniversary of the grant date, the third installment vesting on the nine-month anniversary of the grant date, and the last installment vesting on the earlier of (i) the one-year anniversary of the grant date and (ii) the last business day immediately preceding the next Annual Meeting, or if any such vesting date is not a business day, the next business day. In the event an Outside Director is no longer serving on the Board on the vesting date, the portion of the Annual Equity Retainer scheduled to vest after the date of termination from the Board shall no longer vest.
An Outside Director taking office other than on the date of an Annual Meeting will receive a prorated portion of the Annual Equity Retainer, as of the date he or she takes office, equal to the Annual Equity Retainer multiplied by a fraction, the numerator of which is the number of months of service expected to be provided from the date the Outside Director takes office through the one-year anniversary of the most recent Annual Meeting, and the denominator of which is 12. Any prorated Annual Equity Retainer will vest in equal installments on each regularly scheduled vesting date applicable to Outside Directors who have continuously served since the most recent Annual Meeting.
Non-Executive Chairman Cash and Equity Retainers
In addition to the Annual Cash Retainer and Annual Equity Retainer payable to each Outside Director, the Non-Executive Chairman shall be paid an additional cash retainer of $60,000 (“Non-Executive Chairman Additional Annual Cash Retainer”) and shall receive

Dated August 4, 2020
an additional equity retainer of $60,000 (“Non-Executive Chairman Additional Annual Equity Retainer”). The Non-Executive Chairman Additional Annual Cash Retainer will be paid in arrears on the last business day of each quarter in the Company’s fiscal year in an amount equal to one-fourth of the Non-Executive Chairman Additional Annual Cash Retainer. The Non-Executive Chairman Additional Annual Equity Retainer shall be granted as of the date of the Annual Meeting, shall consist of RSUs determined using the closing price of Company common stock as of the close of business on the grant date, and shall vest on the same schedule as the Annual Equity Retainer.
Committee Chair and Member Retainers
In addition to the Annual Cash Retainer and Annual Equity Retainers paid to the Outside Directors, the Chairs of Board Committees shall also be paid the following cash retainers (“Committee Chair Retainers”):
•Audit Committee Chair: $20,000
•Compensation and Organization Committee Chair: $15,000
•Corporate Governance and Nominating Committee Chair: $10,000
•Technology Strategy Committee Chair: $10,000

Members of the Audit Committee, including the Chair, shall also be paid an annual cash retainer of $10,000 (“Member Retainer”).
Pro-Rated Non-Executive Chairman, Committee Chair and Member Retainers
If an Outside Director becomes Non-Executive Chairman, a Committee Chair, or an Audit Committee Member other than on the first day of a fiscal quarter or the date of the Annual Meeting, as applicable, the related Non-Executive Chairman Additional Annual Cash Retainer, Non-Executive Chairman Additional Annual Equity Retainer, Committee Chair Retainer and Member Retainer amounts will be prorated in a manner similar to the Annual Cash Retainer and Annual Equity Retainer, as applicable.

Outside Director Stock Ownership Guidelines
It is the policy of the Board that stock ownership by Outside Directors shall conform to stock ownership guidelines adopted by the Board from time to time.
Travel Expense Reimbursement
All Directors will be reimbursed for reasonable travel expenses incurred by them in connection with attendance at meetings of the Board and its Committees.
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